EXECUTION COPY

THIRD AMENDMENT

TO

AMENDED AND RESTATED

SECURITIES LENDING MANAGEMENT AGREEMENT

Third Amendment dated as of August 30, 2010 (the “Amendment”) to the Amended and Restated Securities Lending Management Agreement dated as of January 16, 2009, as amended (the “Agreement”) by and between each of the entities on Annex B to the Agreement and Credit Suisse AG, New York Branch (f/k/a Credit Suisse, New York Branch).

In consideration of the mutual representations, warranties and covenants contained in the Agreement, the parties hereto hereby agree as follows:

1.	Section 9 is amended by deleting Section 9(b) in its entirety and replacing it with the following:

“(b) Instructs and directs Custodian to transfer or cause the transfer from the Securities Account and/or Collateral Account to Manager and/or any Approved Borrower any and all property in such accounts in accordance with written instructions or oral instructions from Manager as may be required under this Agreement. Lender agrees and acknowledges that (i) delivery of a copy of this Agreement to Custodian shall constitute written instructions to Custodian, (ii) Custodian is authorized to rely on such written instructions or oral instructions and (iii) Custodian shall be under no duty to inquire into the validity or accuracy of any such written instructions or oral instructions. Further, Lender shall deliver to Manager an instruction letter stating the foregoing, which shall be acknowledged and agreed by the Custodian.”

2.	The definition of “Custodian” in Annex A is deleted in its entirety and replaced with the following:

““Custodian” shall mean State Street Bank and Trust Company.”

Except as otherwise set forth herein, the Agreement shall remain unchanged and in frill force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Amendment may be delivered by the exchange of facsimile copies of the executed counterparts with the same effect as if the parties had exchanged executed original counterparts.

THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the day and year first written above.

CREDIT SUISSE AG, NEW YORK BRANCH		RIDGEWORTH FUNDS

By	/s/ Gene Gemelli	By	/s/ Julia Short
Name: Gene Gemelli		Name: Julia Short
Title: Authorized Signatory		Title: President

By	/s/ Louis J. Impellizeri
Name: Louis J. Impellizeri
Title: Authorized Signatory

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